Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

MaxLinear, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Securities Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock ($0.0001 par value) reserved for issuance under the 2024 Inducement Equity Incentive Plan	Other(2)	4,000,000(3)	$16.70(2)	$66,800,000.00	0.0001476	$9,859.68
	Total Offering Amounts				$66,800,000.00		$9,859.68
	Total Fee Offsets						$—
	Net Fee Due						$9,859.68

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2) Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee. Computation based upon $16.70 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on June 4, 2024.
(3) Represents 4,000,000 shares of Common Stock of the Registrant available for issuance as a result of the approval of the 2024 Inducement Equity Incentive Plan approved by the board of directors of the Registrant pursuant to the applicable listing rules of the Nasdaq Stock Market LLC.